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EXHIBIT 99.1

CONSENT OF EVERCORE GROUP L.L.C.

November 25, 2013

The Conflicts Committee of the Board of Directors of
PNGS GP LLC
333 Clay Street, Suite 1500
Houston, Texas 77002

Members of the Conflicts Committee of the Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated October 21, 2013, to the Conflicts Committee of the Board of Directors of PNGS GP LLC (the "GP"), as Annex B to, and reference thereto under the captions "Summary—Opinion of the Financial Advisor to the PNG Conflicts Committee," "The Merger—Background of the Merger," "The Merger—Recommendation of the PNG Conflicts Committee and Reasons for the Merger," "The Merger—Unaudited Financial Projections of PNG" and "The Merger—Opinion of the PNG Conflict Committee's Financial Advisor" in the proxy statement/prospectus relating to the proposed merger involving Plains All American Pipeline, L.P. (the "Company"), PAA Acquisition Company LLC and the GP, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. By giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ RAYMOND B. STRONG III Senior Managing Director

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  EXHIBIT 99.1
CONSENT OF EVERCORE GROUP L.L.C.